UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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NCI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NCI, Inc.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

April 30, 2009

Dear Fellow Stockholder:

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 10, 2009, at 10:00 a.m., local time, at the Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia 20191.

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement, and form of proxy. We encourage you to read these materials, so you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

Charles K. Narang
Chairman and Chief Executive Officer

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2009

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 10, 2009, at 10:00 a.m., local time, at the Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia 20191.

The matters proposed for consideration at the meeting are:

1.	The election of nine persons as directors of the Company, each to serve for a term of one year or until their respective successors shall have been duly elected and qualified.

2.	The approval of The Amended and Restated 2005 Performance Incentive Plan.

3.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of NCI, Inc. for the current year.

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has set April 20, 2009, as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be made available for examination by our stockholders, for any purpose germane to the Annual Meeting, during the 10 days before the Annual Meeting during ordinary business hours at the principal executive office of the Company at the previously indicated address. We will also produce the stockholder list at the Annual Meeting, and you may inspect it at any time during the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the Annual Meeting, your vote is important. To ensure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure all your shares are voted.

The accompanying proxy statement and form of proxy are first being sent or given to our stockholders on or about April 30, 2009. This proxy material and our 2008 annual report are also available at http://materials.proxyvote.com/62886K.

By Order of the Board of Directors,

Michele R. Cappello
General Counsel and Corporate Secretary

Reston, Virginia

April 30, 2009

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN

THE ENCLOSED PROXY CARD PROMPTLY

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of NCI, Inc. (the Board) solicits the accompanying proxy to be voted at the 2009 Annual Meeting of Stockholders (the Annual Meeting) to be held on Wednesday, June 10, 2009, at 10 a.m. local time, at the Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia 20191, and at any adjournments or postponements thereof. In this proxy statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “the Company” or “NCI,” we are describing NCI, Inc.

This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being sent or given to our stockholders on or about April 30, 2009. This proxy material and our 2008 annual report are also available at http://materials.proxyvote.com/62886K.

PURPOSES OF THE MEETING

At the Annual Meeting, we will ask you to consider and act upon the following matters:

1.	The election of nine persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified.

2.	The approval of The Amended and Restated 2005 Performance Incentive Plan.

3.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of NCI, Inc. for the current year.

4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

GENERAL INFORMATION

Record Date and Shareholders Entitled to Vote

Record Date.    Our Board has fixed the close of business on April 20, 2009, as the record date (the Record Date) for purposes of determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting.

Our Common Stock.    We have two classes of outstanding stock: our Class A Common Stock and Class B Common Stock. As of April 20, 2009, a total of 13,422,881 shares were outstanding: 8,222,881 shares of Class A Common Stock and 5,200,000 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock they hold on the Record Date. Holders of Class B Common Stock are entitled to 10 votes for each share of Class B Common Stock they hold on the Record Date.

Stockholder List.    We will make a complete list of stockholders eligible to vote at the Annual Meeting available for examination during the 10 days before the Annual Meeting. During such time, you may visit us at our principal executive office at the previously indicated address during ordinary business hours to examine the stockholder list for any purpose germane to the Annual Meeting.

Voting Requirements and Other Matters

Quorum.    The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. In accordance with Delaware law, we will count abstentions and broker non-votes for the purpose of establishing a quorum.

Broker Non-Votes.    A broker non-vote occurs when a stockholder that owns shares in “street name” through a nominee (usually a bank or a broker) fails to provide the nominee with voting instructions, and the nominee does not have discretionary authority to vote the shares with respect to the matter to be voted on, or when the nominee otherwise fails to vote the shares.

How to Vote Your Shares.    Your shares cannot be voted at the Annual Meeting unless you are present either in person or by proxy. If you vote by mail and return a completed, signed, and dated proxy card, your shares will be voted in accordance with your instructions. You may specify your choices by marking the appropriate box and following the other instructions on the proxy card. With respect to the election of directors, you may (i) vote “For” all the nominees, or (ii) “Withhold Authority” with respect to some or all nominees. On all other matters, you may (i) vote “For” a proposal, (ii) vote “Against” a proposal, or (iii) “Abstain” from voting on a proposal. If you vote by mail and you return a proxy card that is unsigned, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not specify voting instructions, your shares will be voted “For” each proposal, in accordance with the Board’s recommendations.

Vote Required—Election of Directors.    If a quorum is present, the nine nominees for director who receive the most votes cast at the Annual Meeting, either in person or by proxy, will be elected. As a result, broker non-votes will not affect the outcome of the vote on this matter—they are treated as neither votes for nor votes against the election of directors.

Vote Required—Approval of Stock Option Plan.    If a quorum is present, the approval of The Amended and Restated 2005 Performance Incentive Plan requires at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of votable shares, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of votable shares, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the approval of The Amended and Restated 2005 Performance Incentive Plan.

Vote Required—Ratification of Independent Registered Public Accounting Firm.    If a quorum is present, the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009, requires at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of votable shares, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of votable shares, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the ratification of Ernst & Young LLP to serve as our independent registered public accounting firm.

Other Business at the Meeting.    We are not aware of (and have not received any notice with respect to) any business to be transacted at the Annual Meeting other than as described in this proxy statement. If any other matters properly come before the Annual Meeting, Messrs. Charles K. Narang and Terry W. Glasgow, the named proxies, will vote the shares represented by proxies on such matters in accordance with their discretion and best judgment.

Ownership by Insiders.    As of April 20, 2009, our directors and executive officers beneficially owned an aggregate of 5,934,290 shares of Class A Common Stock and Class B Common Stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised within 60 days after April 20, 2009), which constitutes approximately 43% of our outstanding common stock and 87% of the voting control of common stock entitled to vote at the Annual Meeting.

Tabulation of Votes.    Ms. Maureen Crystal, our Vice President of Investor Relations, has been appointed inspector of elections for the Annual Meeting. Ms. Crystal will separately tabulate the affirmative votes, negative votes, abstentions, and broker non-votes with respect to each of the proposals.

Announcement of Voting Results.    We will announce preliminary voting results at the Annual Meeting. We will disclose the final results in the first quarterly report on Form 10-Q that we file with the Securities and Exchange Commission (SEC) after the Annual Meeting.

Revoking Your Proxy.    If you execute a proxy pursuant to this solicitation, you may revoke it at any time before its exercise by doing any one of the following:

•	Delivering written notice to our Corporate Secretary, Ms. Michele R. Cappello, at our principal executive office.

•	Executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive office.

•	Voting in person at the Annual Meeting.

To be effective, our Corporate Secretary must actually receive your notice or later-dated proxy before the Annual Meeting, or the Inspector of Elections must receive it at the Annual Meeting before the vote. Please note, however, that your attendance at the Annual Meeting without further action on your part will not automatically revoke your proxy.

Solicitation.    The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email, or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees, and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing, and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

Householding of Proxy Materials.    Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or the Company’s annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, phone: (703) 707-6900, Attention: Ms. Maureen Crystal, Vice President of Investor Relations. If you want to receive separate copies of the Company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the preceding address and phone number.

Notice of Internet Availability

This proxy material and our 2008 annual report are available at http://materials.proxyvote.com/62886K.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 20, 2009, by (i) each person or entity who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation” below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of common stock listed as owned by such person or entity.

Unless otherwise indicated, the address of each person is c/o NCI, Inc., 11730 Plaza America Drive, Reston, VA 20190.

	Number of Shares Beneficially Owned (1)		Percentage of Class Owned (%)		Percentage of Total Voting Power
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Charles K. Narang (2)	378,946	5,200,000	4.6%	100.0%	87.0%
Terry W. Glasgow (3)	91,459	—	1.1	—	*
William M. Parker (4)	19,550	—	*	—	*
Judith L. Bjornaas (5)	71,143	—	*	—	*
Michele R. Cappello (6)	56,941	—	*	—	*
James P. Allen (7)	23,193	—	*	—	*
John E. Lawler (7)	17,193	—	*	—	*
Paul V. Lombardi (7)	15,193	—	*	—	*
J. Patrick McMahon (7)	17,813	—	*	—	*
Gurvinder P. Singh(8)	3,333	—	*	—	*
Stephen L. Waechter (8)	8,333	—	*	—	*
Daniel R. Young (7)	31,193	—	*	—	*
All executive officers and directors as a group (12 persons)	734,290	5,200,000	8.6	100.0	87.1
Narang Family Trust and affiliates (9)	1,000,000	—	12.2	—	1.7
Neuberger Berman, Inc. (10)	713,599	—	8.7	—	1.2
FMR Corp. (11)	624,720	—	7.6	—	1.0
SunTrust Banks, Inc. (12)	409,896	—	5.0	—	*

*	Less than 1%.
(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 20, 2009, through the exercise of any stock option, warrant, or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2)	Includes 378,946 shares of Class A Common Stock held in two Grantor Retained Annuity Trusts (GRAT), for which SunTrust Banks, Inc. is the trustee. Mr. Narang has shared investment power, but no voting power, over these shares. One-half of the total shares reported, 189,473 Class A shares are owned directly by the Chander K. Narang 2004 GRAT for the benefit of Charles K. Narang. One-half of the total shares reported, 189,473 Class A shares are owned directly by the Shashi K. Narang 2004 GRAT for the benefit of Shashi K. Narang, wife of Charles K. Narang.
(3)	Includes 90,459 shares of Class A Common Stock issuable upon exercise of options.
(4)	Includes 18,750 shares of Class A Common Stock issuable upon exercise of options.

(5)	Includes 55,986 shares of Class A Common Stock issuable upon exercise of options. Includes 5,263 shares of Class A Common Stock issuable upon exercise of options held by Ms. Bjornaas’ spouse. Ms. Bjornaas disclaims beneficial ownership of these options.
(6)	Includes 56,841 shares of Class A Common Stock issuable upon exercise of options.
(7)	Includes 13,193 shares of Class A Common Stock issuable upon exercise of options.
(8)	Includes 3,333 shares of Class A Common Stock issuable upon exercise of options.
(9)	Information based solely on a Schedule 13G/A dated February 17, 2009, and filed with the SEC. Includes 1,000,000 shares of Class A Common Stock owned of record by Narang Family Limited Partnership (NFLP). The general partner of NFLP is Narang Holdings LLC (NHLLC), the manager of which is Dinesh Bhugra. NHLLC and Mr. Bhugra have the power to direct the vote and to direct the disposition of investments owned by NFLP, including the Class A Common Stock, and thus may also be deemed to beneficially own the Class A Common Stock. Narang Family Trust (NFT) is the sole owner of NHLLC and, as such, NFT and its business trustee, Thomas C. Gaspard, have the power to remove Mr. Bhugra as manager and appoint any new manager of NHLLC, and thus may also be deemed to beneficially own the Class A Common Stock. The address of each of NFT, NHLLC and NFLP is c/o GenSpring Family Offices, 4445 Willard Avenue, Suite 1010, Chevy Chase, MD 20815. The address of Mr. Bhugra is 37 Baytree Road London SW25RR, United Kingdom. The address of Mr. Gaspard is 10305 Cutters Lane, Potomac, Maryland 20854. Mr. Narang does not have any beneficial ownership interest in these shares.
(10)	Information based solely on a Schedule 13G/A dated December 31, 2008, and filed with the SEC. Neuberger Berman Inc. (Neuberger) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as a registered broker dealer and investment advisor and has shared power to vote 369,899 shares of our Class A Common Stock and shared power to dispose of 713,599 shares of our Class A Common Stock. The address of Neuberger is 605 Third Avenue, New York, NY 10158.
(11)	Information based solely on a Schedule 13G/A dated March 9, 2009, and filed with the SEC. FMR Corp. (FMR) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has the sole power to vote 95,128 shares of our Class A Common Stock and sole power to dispose of 624,720 shares of our Class A Common Stock. The address of FMR is 82 Devonshire Street, Boston, MA 02109.
(12)	Information based solely on a Schedule 13G/A dated December 31, 2008, and filed with the SEC. It includes 409,896 shares of Class A Common Stock. SunTrust Banks, Inc. (“SunTrust”) is deemed to be the beneficial owner of the 409,896 shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has sole power to vote and dispose of 30,950 shares and has shared power to vote and dispose of 378,946 shares of Class A Common Stock. SunTrust disclaims any beneficial interest in the shares reported. The address of SunTrust is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information as of December 31, 2008, regarding shares of our Class A Common Stock authorized for issuance under its equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders (1)	977,868	$13.20	1,362,603
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	977,868	$13.20	1,362,603

(1)	Our only equity compensation plan is The 2005 Performance Incentive Plan.

ELECTION OF DIRECTORS

(PROPOSAL 1)

General Information

During 2008, the Board held seven meetings. Our Board is currently composed of nine members. Each current member’s term expires at the Annual Meeting (subject to the election and qualification of his successor, or his earlier death, resignation, or removal).

Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has nominated each of the nine persons named below to serve as a director until the 2010 Annual Meeting of Stockholders (or until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal). Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If, at the time of or before the Annual Meeting, any nominee is unable to be a candidate when the election occurs, or otherwise declines to serve, the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

The name of each nominee for election as director, age as of April 30, 2009, and certain additional information with respect to each nominee concerning his principal occupation, other affiliations and business experience during the last five years, are set forth below.

Nominees for Election as Director

Name	Age	Director Since	Committees
Charles K. Narang	67	1989
Terry W. Glasgow	65	2007
James P. Allen	60	2004	Audit (Chair) and Compensation
John E. Lawler	59	2004	Nominating/Governance (Chair) and Audit
Paul V. Lombardi	67	2004	Compensation (Chair) and Audit
J. Patrick McMahon	67	2005	Nominating/Governance and Mergers and Acquisition
Gurvinder P. Singh	56	2007
Stephen L. Waechter	59	2007	Mergers and Acquisition (Chair)
Daniel R. Young	75	2005	Compensation and Nominating/Governance

Charles K. Narang founded our predecessor and wholly owned subsidiary, NCI Information Systems, Inc., during 1989 and has served as our Chairman and Chief Executive Officer since that time. Mr. Narang has more than 30 years of experience in corporate management and the analysis of large financial and information management systems for the Federal Government and Fortune 100 clients. Mr. Narang holds a Master’s degree in Industrial Engineering, a Master of Business Administration degree, and is a Certified Public Accountant licensed in the Commonwealth of Virginia.

Terry W. Glasgow joined us during 2004. He has served as a director and our President since February 2007. From February 2007 until July 2008, he served as our President and Chief Operating Officer. From May 2004 until February 2007, he served as our Chief Operating Officer. He served as our Executive Vice President of Federal Programs from January 2004 until May 2004. From 1991 through 2003, Mr. Glasgow was the Vice President/General Manager of Computer Sciences Corporation’s Army Programs business area. Before 1991, Mr. Glasgow was Vice President of Ford Aerospace and Communications Army Programs in Colorado Springs. While at Ford Aerospace, Mr. Glasgow held numerous executive positions, including Controller of its Satellite Division and Vice President and Controller of its Command, Control, and Communications Division.

James P. Allen has served on our Board of Directors since October 2004. Mr. Allen served as the Senior Vice President and Chief Financial Officer of Veridian Corporation, a publicly traded Federal IT services contractor, from May 2000 until its sale to General Dynamics Corporation during August 2003. Before Veridian, he served as CFO for both GRC International, Inc. and CACI International Inc., both publicly traded companies in the Federal IT services sector.

John E. Lawler has served on our Board of Directors since October 2004. Mr. Lawler is currently the CEO and Chairman of the Board of Sterling Wealth Management, Inc., a registered investment advisory firm and President of East West Financial Services, Inc., a diversified financial management, tax, and consulting firm. Before forming these companies, Mr. Lawler served in executive positions of two major Washington, D.C. public affairs and governmental relations firms, including Gray and Company, which he assisted in its IPO and served as its Chief Financial Officer. Mr. Lawler also served in top administrative positions of the U.S. House of Representatives, including Chief of the Office of Finance. Mr. Lawler currently serves on the Board of Trustees of two non-profit endowments and the board of L-1 Identity Solutions (ID), an identity solutions and biometrics company traded on the New York Stock Exchange.

Paul V. Lombardi has served on our Board of Directors since October 2004. Mr. Lombardi served as President and Chief Executive Officer of DynCorp from 1997 until its sale to Computer Sciences Corporation (CSC) during 2003. Before his association with DynCorp, Mr. Lombardi was employed at PRC Inc. where he held a variety of executive-level positions, including Senior Vice President and General Manager of PRC’s Applied Management Group, which provided information technology and systems integration in the Federal IT services sector. Before entering the private sector, Mr. Lombardi had 17 years of public service in increasing higher executive positions in the Defense and Energy Departments.

J. Patrick McMahon has served on our Board of Directors since January 2005. Mr. McMahon is an attorney at the firm of General Counsel, P.C. in Mclean, Virginia where he practices corporate law with a primary focus on companies that offer information technology products and services to the Federal Government. Before this position, Mr. McMahon served as a legislative attorney for the Secretary of Defense where he worked with the staffs of all the Uniformed Services and the staffs of the House and Senate Armed Services Committees. Mr. McMahon’s other Government service positions included: legislative attorney for the Secretary of the Navy; Navy Judge Advocate General’s Office; Administrative Law Division; and U.S. Marine Corps officer.

Gurvinder P. Singh has served on our Board of Directors since July 2007. During 1986, Dr. Singh founded Karta Technologies, Inc. (Karta), a San Antonio, Texas—based technology and professional services firm that was acquired by NCI Information Systems, Inc. during June 2007. He grew Karta from a one-man operation to a highly successful firm that employed nearly 400 employees at the time of purchase. Before Karta, Dr. Singh was an engineering faculty member at the University of Texas, San Antonio, which succeeded a senior research engineer position for the Southwest Research Institute. He has published more than 50 technical papers and numerous reports and he holds six US patents. During his tenure as Chairman and CEO, Karta was the recipient of numerous business awards and achievements. Dr. Singh serves as the Director on the Federal Reserve Bank of Dallas—San Antonio Branch as well as the Board of Trustees for the Trinity University.

Stephen L. Waechter has served on our Board of Directors since June 2007. Mr. Waechter currently serves as Chief Financial Officer and Vice President Business Operations for ARINC, Inc. a provider of communications, engineering, and integrated solutions for the Aviation/Aerospace/Defense industries since June 2008. Mr. Waechter served as the Executive Vice President, Chief Financial Officer, and Treasurer for CACI International Inc. (CACI) from 1999 until his retirement during January 2007. Before CACI, Mr. Waechter held Chief Financial Officer positions at Government Technology Services, Inc. (GTSI), Vincam Group, Inc., and Applied Bioscience International, Inc. He began his career at General Electric during 1974, and progressed through its financial organization, where he became the Vice President of Finance for GE Information Services from 1989 to 1993. Mr. Waechter serves as a director for Strategic Diagnostics, Inc. and Social and Scientific Systems, Inc.

Daniel R. Young has served on our Board of Directors since January 2005. Mr. Young is currently Managing Partner of the Turnberry Group, an advisory practice to CEOs and other senior executives. He was the Vice Chairman and Chief Executive Officer of Federal Data Corporation (FDC) before retiring after having served the company in various executive capacities for 25 years. Before joining FDC, Mr. Young was an executive with Data Transmission Company and before that, he held various engineering, sales, and management positions at Texas Instruments, Inc. Mr. Young also served as an officer in the U.S. Navy. He is also a director of GTSI Corporation and Halifax Corporation.

THE BOARD OF DIRECTORS RECOMMENDATIONS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES PREVIOUSLY NAMED.

Independence and Composition

The NASDAQ listing standards require that a majority of our Board be “independent” directors, as defined in the NASDAQ listing standards. The Board, upon the unanimous recommendation of the Nominating/Governance Committee, has determined that Messrs. Allen, Lawler, Lombardi, McMahon, Waechter, and Young, representing a majority of our Board, are “independent” as defined in the NASDAQ listing standards. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and research conducted by management. In addition, the Nominating/Governance Committee consulted with our external counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations, as well as the NASDAQ listing standards.

Stockholder Communication with the Board

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board of Directors generally by writing to the following address: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, Attention: Ms. Michele R. Cappello, Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board of Directors, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all our directors to attend our annual meeting of stockholders, and we strongly encourage them all to do so. All our directors serving at the time of the 2008 Annual Meeting of Stockholders were in attendance.

Code of Ethics

During January 2008, we updated our Code of Ethics, which sets forth the policies composing our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions, as well as NASDAQ’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Code of Ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Code of Ethics is available on the “About Us” page on our website: www.nciinc.com and in print to any stockholder who requests it. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

Attendance at Board and Committee Meetings

It is the Company’s policy to encourage all directors to attend in person or, if not possible, via teleconference where feasible, all Board of Directors and Committee meetings. Nevertheless, the Company recognizes that this may not always be possible due to conflicting personal or professional commitments. The Board held seven meetings during 2008. All members were present.

Executive Sessions

Independent members of the Board met in executive session one time during 2008. Mr. Lawler was the lead director during this executive session.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating/Governance Committee, and a Mergers and Acquisition Committee. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of all our Committees are independent as director independence is specifically defined with respect to such members under the NASDAQ listing standards and applicable SEC rules and regulations. A copy of the charters for the Audit Committee, Compensation Committee, and Nominating/Governance Committee is available both at the “Investor Relations” section of the Company’s website located at www.nciinc.com under “Governance” and in print to any stockholder who requests it.

Audit Committee.    The Audit Committee, which consists of Messrs. Allen (chairman), Lombardi, and Lawler, reviews the professional services provided by our independent registered public accounting firm, the independence of our independent registered public accounting firm from our management, our annual and quarterly financial statements, and our system of internal control over financial reporting. The Audit Committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has determined Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations. The Audit Committee held six meetings during 2008.

Nominating/Governance Committee.    The Nominating/Governance Committee, which consists of Messrs. Lawler (chairman), McMahon, and Young, oversees all aspects of our corporate governance functions; makes recommendations to the Board regarding corporate governance issues; identifies, reviews, and evaluates candidates to serve as directors; and makes such other recommendations to the board regarding affairs relating to our directors. The Nominating/Governance Committee held two meetings during 2008.

Our Nominating/Governance Committee endeavors to identify individuals to serve on the Board who have expertise that is useful to us and complementary to the background, skills, and experience of other Board members. The Nominating/Governance Committee’s consideration of candidates for membership on the Board may include such factors as (a) the skills of each member of the Board, including each director’s business and management experience, accounting experience, and understanding of corporate governance regulations and public policy matters; (b) the characteristics of each member of the Board, which may include leadership abilities, sound business judgment, and independence; and (c) the general composition of the Board, which may include public company experience of the directors. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement have been recommended by the Nominating/Governance Committee and approved by the Board of Directors for inclusion on the attached proxy card. The Nominating/Governance Committee also considers director nominees recommended by stockholders. See the section of this proxy statement titled, “Deadline for Stockholder Proposals” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Nominating/Governance Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management, or employees.

Compensation Committee

General.    The Compensation Committee consists of Messrs. Lombardi (chairman), Young, and Allen. The Compensation Committee held three meetings during 2008. The Compensation Committee typically meets with the Chief Executive Officer and, where appropriate, the General Counsel and other members of management. The Compensation Committee also regularly meets in executive session without management. When determining executive compensation, the Compensation Committee typically reviews the following materials, among others:

•	Financial reports on year-to-date performance versus budget and compared to prior year performance.

•	Calculations and reports on levels of achievement of individual and corporate performance objectives.

•	Reports on NCI’s strategic objectives and budget for future periods.

•	Information on the executive officers’ stock ownership and option holdings.

•	Peer companies’ information regarding compensation programs and compensation levels.

These materials may also be reviewed during regular Board of Directors meetings.

Role of the Compensation Committee.    The Compensation Committee is responsible for (i) overseeing the determination, implementation, and administration of the remuneration (including compensation, benefits, bonuses, and perquisites) of all directors and executive officers of the Company, (ii) reviewing and approving all equity compensation to be paid to other Company employees, and (iii) administering the Company’s stock-based compensation plans. Our compensation program and policies are designed to help us attract, motivate, and retain executives of outstanding ability to maximize return to stockholders.

Management’s Role in the Compensation-Setting Process.    Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	Evaluating employee performance

•	Establishing business performance targets and objectives

•	Recommending salary levels and option awards

The Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The Chief Executive Officer also participates in Compensation Committee meetings at the Compensation Committee’s request to provide:

•	Background information regarding NCI’s strategic objectives

•	His evaluation of the performance of the senior executive officers

•	Compensation recommendations as to senior executive officers (other than himself)

Delegation of Authority.    Although our Chief Executive Officer may recommend to the Compensation Committee awards to our executive officers, the Compensation Committee approves the grant of all awards to executive officers under the Company’s Amended and Restated 2005 Performance Incentive Plan. However, annually, the Compensation Committee allocates a pool of stock options and delegates to management the right to grant stock options from the pool to non-executive employees based on specific guidelines for recruitment, performance incentive, and retention purposes (the “Non-Executive Stock Option Allocation Guidelines”). Any option grants that fall outside the Non-Executive Stock Option Allocation Guidelines must be approved by the Compensation Committee.

APPROVAL OF

THE AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

(PROPOSAL 2)

Introduction

The 2005 Performance Incentive Plan was previously established for the purpose of recruiting and retaining our and our affiliates’ executive officers, employees, directors, and consultants. The amendment and restatement of the 2005 Performance Incentive Plan in the form of the Amended and Restated 2005 Performance Incentive Plan (the Plan) was approved by the Company’s Board of Directors during April 2009. The Plan authorizes the issuance of options to purchase shares of common stock and the grant of restricted stock awards, stock appreciation rights, other stock-based awards, and cash-based incentive awards. Section 162(m) (Section 162(m))

of the Internal Revenue Code (the “Code”) limits a corporation’s income tax deduction for compensation paid to the Chief Executive Officer and any of the three other most highly compensated executive officers, other than the Chief Financial Officer, to $1 million per year unless the compensation qualifies as “performance-based compensation.” In general, for a grant under the Plan to qualify as “performance-based compensation,” the Plan must have been approved by the Company’s public shareholders. Awards previously made under the Plan during the transition period ending on the annual meeting of shareholders in 2009 may, however, qualify for exemption from the deduction disallowance rule of Section 162(m). The availability of the exemption for new awards of performance-based compensation not covered by the transition period rule depends upon obtaining approval of the Plan by the Company’s public stockholders. We are asking our stockholders to approve the amendment and restatement of the Plan as described below.

Certain performance-based incentive awards for 2009 made to our executive officers who are described below are contingent on obtaining stockholder approval of the amendment and restatement of the Plan. No additional awards under the Plan will be made following the current annual meeting unless our stockholders approve the amendment and restatement of the Plan. If our stockholders fail to approve the amendment and restatement we will review the compensation of our executive officers holding 2009 incentive awards which are contingent on obtaining stockholder approval of the amendment and restatement of the Plan.

Summary of The Amended and Restated 2005 Performance Incentive Plan

Features of the Plan are summarized below. The full text of the Plan is attached to this Proxy Statement as Appendix A.

Administration of the Plan; Eligibility

The Plan will be administered by our Compensation Committee, although the Committee may delegate its authority under the Plan to one or more officers, but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to awards intended to be exempt under Section 162(m) or to the extent such delegation is not permitted under the rules of The NASDAQ Stock Market. The Compensation Committee will have broad authority to administer and interpret the plan, but such administration and interpretations must be consistent with any express terms of the plan. The Committee may:

•

Set the exercise price, vesting schedule of options, and establish when an option will expire. The Committee may determine whether an option is an incentive stock option or a nonstatutory stock option.

•

Set the terms of any other incentive stock award, including the number of shares and the conditions for the award. The conditions may include restrictions on grant or on vesting. The conditions may also include those based on performance or based on continuation of employment.

•	Set the terms of any cash-based incentive award, including the minimum, target, and maximum amounts payable to a participant as an incentive award, and establish the performance criteria and level of achievement required for payment of an incentive bonus. The Committee also would determine the measurement period for the performance, the timing of any payment earned, and the dollar amount or number of shares payable for any incentive bonus.

Any person who is an officer, director, employee, or a consultant of ours or any of our subsidiaries, or any other entity in which we or our subsidiaries hold a substantial ownership interest, is eligible to be selected as a recipient of an award under the Plan. Currently, approximately 2,500 employees are anticipated to be eligible for awards under the Plan.

Stock Reserved; Stock Award Limits

The Plan authorizes the issuance of up to 3,500,000 shares of our Class A common stock. This is an increase of 105,264 shares in the number of shares authorized under the Plan prior to the amendment and restatement. As of August 1, 2009 and on each August 1 thereafter 100,000 additional shares will be authorized under the Plan. If the Plan is approved, then based on the number of shares previously issued or covered by outstanding awards as of April 20, 2009, 1,357,867 shares will be available for new awards under the Plan. No one participant may receive awards for more than 400,000 shares of common stock in any one calendar year.

Shares subject to an award under the Plan that are forfeited, or that otherwise terminate unexercised without issuance, or that are reacquired for their original purchase price, will again be available for award. Additionally, shares retained to satisfy withholding taxes will be available for new awards. Shares covered by a stock appreciation right (SAR) will be counted as issued only upon exercise.

In the event of any merger, consolidation, recapitalization, stock dividend, stock split, combination of shares or similar transaction or change in corporate structure affecting the shares, such adjustments will be made to the Plan and to the awards as the Committee deems appropriate.

Types of Incentive Awards That May Be Granted

The following types of awards may be granted under the Plan:

•	Incentive stock options, which are intended to qualify under Section 422 of the Code.

•	Nonqualified stock options, which are not intended to qualify as incentive stock options.

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A stock appreciation right (SAR), which entitles the participant to receive an amount equal to the excess of (i) the fair market value on the date of exercise of stock covered by the surrendered stock appreciation right over (ii) the fair market value of the stock on the date the stock appreciation right was granted. The award can be paid in stock or cash, or both.

•

Restricted stock and other stock-based awards, which are awards of shares of common stock or awards based on the value of our common stock with the grant, retention, and/or vesting conditioned upon satisfaction of criteria determined by the Compensation Committee.

•

Incentive Awards, which represent the opportunity to receive an amount paid in cash, based on satisfaction of performance criteria established for a specific performance period as determined by the Compensation Committee.

Performance Criteria

For Awards that are intended to be performance-based, the Plan allows the use of a broad range of performance criteria, either individually or in any combination. The criteria can be applied to the Company as a whole or to one or more of the Company’s business units. The criteria can be measured either annually or over a period of years. Measurement can be done on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group. The permissible performance criteria may include:

•     earnings per share

•     operating income

•     total earnings

•     return on assets

•     net income

•     earnings growth

•     contract win, renewal, or extension (contract bookings)

•     revenue growth

•     debt reduction

•     earnings before interest and taxes

•     earnings before interest, taxes, depreciation, and amortization

•     staff hiring

•     employee turnover

•     return on investment

•     business unit forecast accuracy

•     return on equity

•     return on capital

•     revenue

•     cash flow

•     operating margin or gross margin

•     internal rate of return

•     days sales outstanding of accounts receivable

•     cost control

•     cash management

•     customer satisfaction

•     increase in fair market value of shares

•     stock price (including growth measures and total shareholder return)

•     completion of mergers or acquisitions

In applying these performance criteria, the Committee may make adjustments for unusual and nonrecurring events that occur during a performance period, such as acquisitions and dispositions, and changes in the Company’s financial statements, applicable law, or accounting principles.

Incentive Awards

Incentive awards are subject to the achievement of pre-established performance goals and can be administered to comply with the requirements of Section 162(m) of the Code. Incentive awards may be either Annual Incentive Awards, with a one year performance period, or Long-Term Incentive Awards with a performance period or more than one year. Performance goals use the objective and quantifiable performance criteria as listed above. The aggregate maximum cash amount payable as an incentive award to any participant is limited to $1 million for each year or portion of a year included in the performance period applicable to the incentive award.

Stock Options and Stock Appreciation Rights

The Committee may also grant stock options to eligible participants and establish the terms and conditions for exercising an option. The options may be either incentive stock options or nonqualified options (i.e., options not intended to be incentive stock options). The exercise price of an option intended to be an incentive stock option will be at least 100% of the fair market value of Company stock on the date that the option is granted or, 110% of the fair market value if granted to an individual who is or is deemed to be a 10% stockholder of the Company or a subsidiary. The exercise price of options other than incentive stock options will also be at least 100% of the fair market value of the Company stock on the date of grant unless the Committee structures the option in manner to comply with Section 409A of the Internal Revenue Code and avoid adverse tax consequences to the recipient. The Committee may not, without approval of the stockholders, lower the exercise price of an outstanding option. The Committee will set the term of each option; however, no option will be exercisable after ten years from the date the option is granted or five years on the case of an incentive stock option granted to an individual who is or is deemed to be a 10% shareholder the Company or a subsidiary. Participants can exercise any option and can make payment of the stock option price by delivering cash or other approved payment. SARs may be granted subject to terms and conditions set by the Committee.

Other Stock Awards

Other stock awards can be structured in many ways, including as restricted stock, restricted stock units, and deferred shares. Other stock awards can set up conditions that must be met before a share is issued. When issued, a share under these other stock awards may be subject to further performance or time vesting requirements. An eligible person may be required to pay for part of the value of a share under an incentive stock award. Stock awards may be credited with dividends or dividend equivalents.

Transferability of Awards; Modification of Awards

When granting incentive awards, the Committee may allow the awards to become fully exercisable or vested upon certain corporate events, such as a merger or other change in control, as stated in the Plan. Except for certain estate-planning type transfers which may be permitted by the Committee, participants cannot sell, transfer, or pledge their interest in awards. The Committee may modify awards consistent with the terms of the Plan.

Term; Modification of Plan

If approved by the Company’s stockholders, the Plan, as amended and restated, will become effective June 10, 2009, and will terminate at the close of business on June 9, 2019, unless the Board terminates it prior to that date.

The Board can amend or terminate the Plan, except that stockholder approval is required (i) to increase the number of shares reserved and available for issuance; (ii) to change class of employees eligible to receive incentive stock options; or (iii) to make any amendment for which stockholder approval is required by any applicable law, regulation or rule, including any rule of The NASDAQ Stock Market.

New Plan Benefits

Because benefits under the Plan will depend on the Committee’s actions and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers, and other employees if the Plan is approved by the Company’s stockholders. However, current benefits granted to executive officers and all other employees would not have been increased if they had been made under the Plan as amended and restated.

On April 20, 2009, the closing price of the Company’s common stock on the NASDAQ Global Market was $26.55 per share.

Federal Income Tax Consequences

This is a brief summary of the federal income tax aspects of awards that may be made under the Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. The tax consequences of awards under the Plan depend upon the type of award and if the award is to an executive officer, whether the award qualifies as performance-based compensation under Section 162(m) of the Code. An employee will not incur federal income tax liabilities when granted a nonqualified stock option, an incentive stock option, a stock appreciation right, or incentive stock subject to conditions or restrictions.

Upon exercise of a nonqualified option or a stock appreciation right, the employee, in most circumstances, will be treated as having received ordinary income equal to the difference between the fair market value of Company stock on the date of the exercise and the option price. This income is subject to income tax withholding by the Company. No income is recognized for tax purposes when an incentive stock option is exercised, unless an employee is subject to the alternative minimum tax or sells the stock before the minimum holding period ends.

Upon lapse of restrictions on restricted stock, the employee will be treated as having received ordinary income equal to the fair market value of Company stock on that date. The employee will also be treated as having received ordinary income equal to the fair market value of any Company stock when it is received by the employee under a stock award providing for deferred payment. This income is subject to income tax withholding by the Company.

On payment under an incentive awards, the employee will have ordinary income for the amount paid. This income is subject to tax withholding by the Company.

The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an award recognizes ordinary income. As stated above, this usually occurs upon exercise of nonqualified options and stock appreciation rights, the lapse of restrictions on incentive stock, and payment of incentive awards and other awards with deferred payment. No deduction is allowed in connection with an incentive stock option unless the employee disposes of Company stock received upon exercise in violation of the holding period requirements. Also there can be circumstances when the deduction is not allowed for certain transfers of company stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a change of control.

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and any of the three other most highly compensated executive officers, other than the Chief Financial Officer, except for compensation that is performance-based under a plan that is approved by the stockholders. Under the Plan, stock options would be treated as performance-based compensation. As described above, the Committee may condition other awards under the Plan on attainment of one or more performance criteria intended to permit such awards to qualify as performance-based compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN.

EXECUTIVE OFFICERS

Charles K. Narang, 67, founded our predecessor and wholly owned subsidiary, NCI Information Systems, Inc., during 1989 and has served as our Chairman and Chief Executive Officer since that time. Mr. Narang is our Principal Executive Officer. Mr. Narang has more than 30 years of experience in corporate management and the analysis of large financial and information management systems for the Federal Government and Fortune 100 clients. He holds a Master’s degree in Industrial Engineering, a Master of Business Administration degree, and is a Certified Public Accountant licensed in the Commonwealth of Virginia.

Terry W. Glasgow, 65, joined us during 2004. He has served as a director and our President since February 2007. From February 2007 until July 2008, he served as our President and Chief Operating Officer. From May 2004 until February 2007, he served as our Chief Operating Officer. He served as our Executive Vice President of Federal Programs from January 2004 until May 2004. From 1991 through 2003, Mr. Glasgow was the Vice President/General Manager of Computer Sciences Corporation’s Army Programs business area. Before 1991, Mr. Glasgow was Vice President of Ford Aerospace and Communications Army Programs in Colorado Springs. While at Ford Aerospace, Mr. Glasgow held numerous executive positions, including Controller of its Satellite Division and Vice President and Controller of its Command, Control, and Communications Division.

William “Bill” M. Parker, 54, joined us during June 2007. Since July 2008, he has served as our Chief Operating Officer. From June 2007 until July 2008, he served as our Executive Vice President and General Manager of our Air Force and Technology Services Sector. From 2006 until June 2007, Mr. Parker served as President of Karta Technologies, Inc. During 2006, Mr. Parker served as President of Kforce Federal Solutions, a division of Kforce Inc. From 2004 until 2005, he served as President of the Government Solutions Division of Pinkerton Computer Consultants, Inc., a company that was acquired by Kforce, Inc. From 2001 until 2004, Mr. Parker was a Principal in Parker Associates LLC, a consulting company for companies in the Federal IT market. In addition, Mr. Parker was Executive Vice President at CACI International Inc., where he was Director of Business Development and later was the leader of CACI’s Integrated Information Systems Division. Also, Mr. Parker served as President and Chief Executive Officer of Crosswalk.com, Inc., a publicly traded Internet company. Mr. Parker is a U.S. Naval Academy graduate and served as an officer in the U.S. Navy.

Judith L. Bjornaas, 46, has served as our Chief Financial Officer and Treasurer since January 2004. Ms. Bjornaas is our Principal Financial Officer. Before that, she was our Vice President of Finance since joining us in 1995. Before joining NCI, Ms. Bjornaas was Vice President of Finance and Accounting for I-NET, Inc., a provider of network management and outsourcing services to the Federal Government, from 1987 through 1995. Before that, Ms. Bjornaas worked for Electronic Data Systems, a publicly traded provider of business and technology solutions, from 1985 to 1987 in various audit and accounting roles. She holds a Master of Business Administration degree and is a Certified Management Accountant.

Michele R. Cappello, 58, joined NCI during August 1997. Since February 2009, she has served as our Senior Vice President and General Counsel. From August 1997 until February 2009, she served as General Counsel and Vice President of Contracts and Purchasing. In addition, she is the corporate secretary. Ms. Cappello has more than 25 years of experience in Government contract procurement and is responsible for all legal, contractual, and purchasing matters for the corporation. Before joining NCI, Ms. Cappello spent 10 years as in-house Counsel to Network Solutions, Inc. and its spin-off company, Netcom Solutions International, as well as positions with Boeing Computer Systems and Computer Data Systems, Inc. Ms. Cappello received her JD from George Mason University School of Law.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee of the Company’s Board of Directors is composed of Messrs. Allen, Lawler, and Lombardi. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of our Audit Committee is “independent” as defined under the NASDAQ listing standards and applicable SEC rules and regulations. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has also determined that each director meets the audit committee composition requirements in the NASDAQ listing standards and that Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations.

In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for overseeing the quality and integrity of the NCI, Inc. financial reporting processes. The Audit Committee reviews and reassesses the adequacy of the charter on a regular basis, and at least annually. The Audit Committee Charter was first adopted by the Board during March 2005 has been revised as of February 2008 and is available both at the “Investor Relations” section of the Company’s website located at www.nciinc.com and in print to any stockholder who requests it.

Management is responsible for the Company’s internal control over financial reporting and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on those consolidated financial statements and issuing a report on internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. In fulfilling its responsibilities set forth in the Audit Committee Charter, the Committee has accomplished, among other things, the following:

•	It has reviewed and discussed the audited financial statements for 2008 with management.

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It has discussed with its independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

•

It has received from the independent auditors, Ernst & Young LLP, written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence.

•	It has discussed with Ernst & Young LLP its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Dated as of April 30, 2009

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James P. Allen, Chairman

John E. Lawler

Paul V. Lombardi

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

•	Our compensation objectives and elements of executive compensation

•	Our compensation-setting process

•	Components of our executive compensation program

•	Our compensation decisions for 2008 and base compensation for 2009.

In this “Compensation Discussion and Analysis” section, the term “Committee” refers to the Compensation Committee of NCI’s Board of Directors.

Compensation Objectives and Elements of Executive Compensation

The primary objectives of our executive compensation program are to:

•	Provide total compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance

•	Ensure that our executives’ total compensation levels vary based on both our short-term financial performance and growth in stockholder value over time

•	Focus and motivate executives on the achievement of defined objectives

•	Reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives.

In designing and administering its executive compensation program, we attempt to strike an appropriate balance among these objectives. At present, the Board of Directors does not prescribe any stock ownership guidelines for our executive officers.

The Board, through the Compensation Committee, annually revisits the manner in which it implements our compensation policies in connection with executive staff. Our policies will continue to be designed to align the interests of our executives and senior staff with the long-term interests of the stockholders. Our executive compensation programs consist of three principal elements:

•	Base compensation (consisting of salary)

•	Short-term incentive compensation (consisting of cash bonuses)

•	Long-term incentive compensation (consisting of awards under The Amended and Restated 2005 Performance Incentive Plan).

Executive officers also receive certain benefits and other perquisites.

The Compensation Committee Process

Annual Evaluation

The Committee meets in executive session each year to evaluate the performance of the named executive officers, determine their annual bonuses for the prior year, establish their annual performance objectives for the current year, set their base salaries for the current year (effective February 1), and consider and approve any grants to them of equity incentive compensation.

Although many compensation decisions are made in the first quarter of the year, our compensation-planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluating management performance, and considering the business environment are year-round processes.

The Compensation Committee reviewed a peer group analysis as well as information on the current economic environment on executive compensation. The Committee felt the Company was in line with peer trends as far as compensation type and amounts and that the economic situation should not impact the compensation of the executives in the Company.

Performance Objectives

Our process begins with establishing individual and corporate performance objectives for senior executive officers in the first quarter of each year. We engage in an active dialog with the Chief Executive Officer concerning strategic objectives and performance targets. We review the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Benchmarking

While we recognize that our compensation practices must be competitive in the marketplace, and that benchmarking is one of many factors that we consider in assessing the reasonableness of compensation, we do not believe that it is appropriate to establish compensation levels based entirely on benchmarking. For purposes of reviewing pay practices, we generally consider the following companies to be our peer group: CACI International Inc., Dynamics Research Corporation, ICF International Inc., ManTech International Corporation, SAIC Inc., SRA International Inc., and Stanley Inc. We gather this information from the most recent public documents and filings. We also evaluate our pay practices against various salary surveys. Historically, we have not used compensation consultants but do reserve the right to do so if deemed necessary.

Committee Effectiveness

We review, on an annual basis, the performance of our Committee, the committee charter, and the effectiveness of our compensation program in obtaining desired results.

Tax and Accounting Considerations

We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program and not based on any unique or preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the level of earnings per share dilution and accounting impact that will be caused as a result of the compensation expense related to the Committee’s actions. In addition, Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct non-performance–based compensation paid during any taxable year to the Chief Executive Officer and any of the three other most highly compensated executive officers, other than the Chief Financial Officer in excess of $1 million per year. This provision excludes certain forms of “performance-based compensation” from the compensation taken into account for purposes of the limit. We have not adopted a policy requiring that all compensation be deductible and expect that we may pay compensation that is not deductible when necessary to achieve our compensation objectives. For example, awards under the discretionary individual performance metric of our Short-Term Incentive Compensation Plan would not be eligible for deduction if the $1 million limit for any affected executive were to be exceeded, which we do not currently believe to be the case. We consider the consequences of Section 162(m) when determining executive compensation and believe that we have structured our current compensation programs and if, adopted, The Amended and Restated 2005 Performance Incentive Plan (the Plan), in a manner to allow us to fully deduct executive compensation under Section 162(m) of the Internal Revenue Code, although this result cannot be assured. The Board will continue to assess the impact of

Section 162(m) of the Internal Revenue Code on its compensation practices and determine what further action, if any, is appropriate.

Components of our Executive Compensation

Base Compensation

Our base compensation, which consists of salary, is a market-based plan referencing our peer group to ensure competitive pay levels. Base compensation is reviewed no less than annually. We consider the year-to-year rate increases to be in line with industry standards.

Short-Term Incentive Compensation

Our compensation philosophy emphasizes incentive pay to leverage both individual and organizational performance. Our short-term incentive compensation program, which consists of cash bonuses, rewards achievement of primarily annual organizational, business unit, and individual objectives. In addition, we may also use discretionary cash bonuses as part of our executive compensation program. These discretionary awards are usually tied to extraordinary performance during the period.

Long-Term Incentive Compensation

Our long-term incentive compensation program, which consists of awards under The 2005 Performance Incentive Plan or, if adopted, the Plan, is designed to reward executives and other employees for long-term growth consistent with Company performance and stockholder return. The ultimate value of the long-term incentive compensation awards is dependent upon the actual performance of our stock price over time. The Compensation Committee must review and approve all award grants to the executive officers. When making grants under the Plan, the Committee takes into account the potential dilution to which our stockholders are exposed by reviewing our option overhang. Option overhang, which is represented in percentage form, is calculated as stock options granted plus the remaining options that have yet to be granted under the Plan divided by our total shares outstanding.

Our Compensation Decisions for 2008 and Base Compensation for 2009

This section describes the compensation decisions that we made with respect to the named executive officers for 2008 and during the first quarter of 2009.

Executive Summary

During 2008, we applied the compensation principles described above in determining the compensation of our named executive officers.

In summary, the compensation decisions made during 2008 and the first quarter of 2009 for the named executive officers were as follows:

•

We increased base salaries for the named executive officers on average, by 7.0%. This calculation includes the promotions of Ms. Bjornaas to Executive Vice President and Ms. Cappello to Senior Vice President.

•	Short-term incentive compensation represented approximately 34% of the total compensation actually paid to the named executive officers for 2008.

•

Long-term incentive compensation in the form of stock option grants were made to Terry W. Glasgow, William M. Parker, Judith L. Bjornaas, and Michele R. Cappello during February 2009 for 2008 performance. These options vest in four equal annual installments beginning February 2010.

We believe that these decisions:

•	Are consistent with our core compensation principles

•	Reinforce our pay for performance culture

•	Promote the interests of long-term shareholders

•	Are reasonable and responsible.

Base Compensation

The Chief Executive Officer presents to the Committee recommendations for base salary adjustments for the executive officers (other than himself) and those officers reporting directly to the Chief Executive Officer. Individual adjustments are reviewed and approved by the Compensation Committee based upon individual achievement and contribution. In addition, the Compensation Committee reviews peer company data for executive compensation, which it uses in determining the appropriate total executive compensation. Base salaries for our named executive officers are adjusted as of February 1, 2009.

The following table sets forth recent base salary information for our named executive officers:

Name	2009 Base Salary (Feb. 1, 2009, to Jan. 31, 2010)	2008 Base Salary (Feb. 1, 2008, to Jan. 31, 2009)	Percentage Increase
Charles K. Narang	$500,000	$470,000	6.4%
Terry W. Glasgow	400,000	375,000	6.7
William M. Parker*	336,000	315,000	6.7
Judith L. Bjornaas	300,000	277,000	8.3
Michele R. Cappello	245,000	228,000	7.5

*	Mr. Parker’s salary was increased from $265,000 to $315,000 on July 1, 2008 in connection with his promotion to Chief Operating Officer.

In setting these base salaries, we considered:

•	The compensation philosophy and guiding principles described above

•	Experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company

•	All the components of executive compensation, including base salary, bonus, stock options, and benefits and perquisites

•	Mix of performance pay to total compensation

•	Internal pay equity among named and other NCI senior executives

•	Base salary paid to the officers in comparable positions at peer group companies.

Short-Term Incentive Compensation

Incentive Compensation Plan

The Compensation Committee is responsible for approving bonus awards recommended to it for Chief Executive Officer, the other executive officers, and those officers reporting directly to the Chief Executive Officer, and for approving the total actual bonus pool. Bonus awards for 2008 were reviewed and approved by the Compensation Committee at its meeting during February 2009, and bonus payments were made during March 2009. The payouts under the Short-Term Incentive Compensation Plan (the “ICP”) are determined by the Company’s performance related to the following factors: revenue, net income, direct labor, and day’s sales outstanding, as well as a discretionary individual performance factor.

For 2008, Company performance measures targets (and their respective weighting) include 2008 target revenue of $395 million (35%), target net income of $17 million (40%), target direct labor of $126 million (5%), and target days sales outstanding of 79 days (10%). Target discretionary individual performance represents 10% of the total potential bonus. ICP award potential is a reflection of the achievement, at threshold, target, or maximum performance levels, within each of the Company performance measures, as well as the discretionary performance measure. The discretionary component takes into account individual performance and factors, such as achievement toward corporate strategic objectives and leadership. In addition, award potential upon achieving a performance level for the discretionary individual performance measure is subject to possible reduction in the event the awarding of bonuses under the ICP exceeded the amounts the Company has accrued for payments under the ICP. Under the ICP, total bonus potential for each of our named executive officers in 2008 was based on the following percentages of their respective 2008 Base Salaries:

Name	Threshold Performance	Target Performance	Maximum Performance
Charles K. Narang	50.0%	100%	130.0%
Terry W. Glasgow	37.5	75	97.5
William M. Parker	37.5	75	97.5
Judith L. Bjornaas	37.5	75	97.5
Michele R. Cappello	25.0	50	65.0

Generally, the bonus payments will be scaled linearly by the Committee if the performance level falls between the threshold and target or target and maximum performance levels.

During February 2009, the Committee met to review and approve bonus payments for 2008 under the ICP. The Committee determined that:

•	Performance level between the threshold and target was achieved for 2008 revenue

•	Target performance level was achieved for 2008 net income

•	Threshold performance level was achieved for 2008 direct labor

•	Threshold performance level was not achieved for 2008 days’ sales outstanding

In addition, in connection with the determination of the discretionary individual performance factor, the Committee reviewed the performance of our Chief Executive Officer, and our Chief Executive Officer provided the Committee with his evaluation of the performance of our other executive officers. The Committee determined that each of our named executive officers exceeded the maximum discretionary individual performance level. Bonuses for 2008 under the ICP are reflected in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table below.

Other Short-Term Compensation

Acquisition Bonus Plan

During February 2007, the Compensation Committee approved the Acquisition Incentive Bonus Plan (ABP). The ABP is designed to provide cash incentive awards to the named executive officers and other employees involved with the Mergers and Acquisition (M&A) process. The Chief Executive Officer is responsible for recommending to the Committee any cash incentives under the ABP to the named executive officers other than himself.

Recommendations are based on the level of involvement in the M&A process, the amount of time and effort expended in addition to day-to-day duties, and the size and complexity of the transaction. A bonus pool is created for all completed transactions and will be paid out in two installments. The initial bonus pool will be calculated as 0.25% of the acquisition target’s trailing 12-month revenue (TTM) at the time of acquisition. Initial bonus pool payments will typically be paid within 60 days of closing. A profit-based bonus pool will be calculated six months after the acquisition closing as 2.5% of the acquisition target’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for the six months following the close. Adjustments to EBITDA will be for unusual or non-recurring expenses related to the transaction, which occur during the six months following the transaction. Profit-based bonus pool payments will typically be paid within 60 days after the date that is six months following closing of the acquisition. Profit-based bonus pool payments will not be made if the target’s adjusted EBITDA margin during the six-month period following the closing of the acquisition is less than 8%. Adjusted EBITDA margin is calculated as the target’s adjusted EBITDA over the six-month period following the closing of the acquisition divided by the target’s revenue over the same period. The Chief Executive Officer can recommend increases to the pools or that no amounts be paid out under the plan.

During 2008, Mr. Glasgow, Ms. Bjornaas, and Ms. Cappello were awarded bonuses under the ABP relating to our acquisitions. Bonuses for 2008 under the ABP are reflected in the “Bonus” column of our Summary Compensation Table below.

Long-Term Incentive Compensation

The following grants of stock options were issued during February 2009 for 2008 performance.

Name	Number of Options	Exercise Price $	Options Expiration Date
Terry W. Glasgow	25,000	26.97	2/23/2016
William M. Parker	20,000	26.97	2/23/2016
Judith L. Bjornaas	15,000	26.97	2/23/2016
Michele R. Cappello	10,000	26.97	2/23/2016

These options vest in four equal annual installments beginning February 2010. Pursuant to SEC rules, these option grants are not reflected in the tables set forth below even though the grants were based on 2008 performance. These option grants will be reflected in the tables set forth in our Proxy Statement for the 2010 annual meeting of stockholders.

Benefits and Other Perquisites

Our executive officers are eligible to participate in the employee benefit and welfare plans that the Company maintains on similar terms as employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans. In addition, the Company leases an automobile for the use of our Chief Executive Officer.

We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefit and perquisite programs provided are reasonable and competitive with benefits and perquisites provided to executive officers of our peer group companies, and are necessary to sustain a fully competitive executive compensation program.

Other

Mr. Parker joined NCI during June 2007 in connection with our acquisition of Karta Technologies, Inc. (Karta). During June 2008, Mr. Parker was paid a $125,000 as retention bonus for remaining employed by NCI for one year after our acquisition of Karta. Mr. Parker’s compensation package from Karta included a housing allowance. This housing allowance was discontinued upon Mr. Parker’s promotion to Chief Operating Officer.

Summary Compensation Table

The following table summarizes the compensation paid to or earned by our named executive officers serving as such during 2008, 2007, and 2006.

Name	Salary ($)	Bonus ($) *	Stock Awards ($)	Option Awards ($) **	Non-Equity Incentive Plan Compensation ($) ***	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	Other Compensation ($)	Total Compensation ($)	Notes
Charles K. Narang
2008	466,266	—	—	—	447,000	—	21,532	934,798	(1)
2007	437,503	—	—	—	356,312	—	22,963	816,778
2006	409,169	55,901	—	—	204,099	—	21,230	690,399
Terry W. Glasgow
2008	371,878	52,978	—	101,864	268,000	—	6,317	801,037	(2)
2007	341,376	25,000	—	59,372	212,572	—	4,656	642,976
2006	272,332	50,000	—	—	67,607	—	4,521	394,460
William M. Parker (3)
2008	289,174	125,000	—	116,435	176,000	—	27,488	734,097	(3)
Judith L. Bjornaas
2008	274,888	48,357	—	39,744	198,000	—	7,814	568,803	(2)
2007	258,750	40,000	—	74,811	157,911	—	6,719	538,191
2006	241,875	50,000	—	18,321	59,954	—	6,277	376,427
Michele R. Cappello
2008	226,385	48,357	—	47,870	109,000	—	5,756	437,368	(2)
2007	213,758	35,000	—	74,811	87,054	—	6,187	416,810
2006	197,958	35,000	—	18,321	39,187	—	5,499	295,965

*	For 2006, the amounts represent the discretionary cash bonuses awarded, as well as bonuses related to acquisition related efforts. For 2007, the amounts relate to the ABP. For 2008, the amounts for Mr. Glasgow, Ms. Bjornaas, and Ms. Cappello relate to the ABP. For 2008, the amount for Mr. Parker relates to a retention bonus.
**	The amounts represent the expense recognized in connection with awards made during our year ended December 31, 2008, and prior years in accordance with SFAS No. 123(R).
***	The amounts represent the cash bonuses awarded to the named executive officers, which are discussed under “Compensation Discussion and Analysis—Our Compensation Decisions for 2008 and Base Compensation for 2009—Short-Term Incentive Compensation.”
(1)	The amount for Other Compensation represents payments on an automobile lease ($14,250), 401(k) matching ($4,844), and excess group life insurance payments ($2,438).
(2)	The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.
(3)	Mr. Parker joined NCI during June 2007. Mr. Parker was named our Chief Operating Officer effective July 1, 2008. The amounts for Other Compensation represent a housing allowance ($21,250), 401(k) matching ($5,625), and excess group life insurance payments ($613).

Grants of Plan-Based Awards

This following table is our ICP for 2008. Payments under the ICP were paid to the participant during March 2009 and are reflected in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table above.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name		Threshold $	Target $	Maximum $
Charles K. Narang	—	235,000	470,000	611,000
Terry W. Glasgow	—	140,625	281,250	365,625
William M. Parker	—	92,188	184,375	239,688
Judith L. Bjornaas	—	103,875	207,750	270,075
Michele R. Cappello	—	57,000	114,000	148,200

Mr. Parker’s ICP amounts were determined based on the first half of 2008 at his salary and position as a General Manager and the second half of 2008 as our Chief Operating Officer.

Outstanding Equity Awards as of December 31, 2008

The following table sets forth certain information with respect to option awards outstanding as of December 31, 2008, for each of the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Charles K. Narang	—	—		—	$—	—

Terry W. Glasgow	29,605	9,868	(a)	—	10.00	4/21/2014
	19,736	6,579	(b)	—	10.00	9/13/2014
	12,500	37,500	(c)	—	15.37	2/24/2014
	—	25,000	(d)	—	18.55	3/13/2015

William M. Parker	12,500	37,500	(e)	—	16.00	8/1/2014
	—	25,000	(d)	—	18.55	3/13/2015
	—	15,000	(f)	—	24.47	7/31/2015

Judith L. Bjornaas	39,473	—	(g)	—	6.65	2/2/2013
	3,750	11,250	(c)	—	15.37	2/24/2014
	—	15,000	(d)	—	18.55	3/13/2015

Michele R. Cappello	39,473	—	(g)	—	6.65	2/2/2013
	9,867	3,290	(h)	—	10.00	11/09/2014
	2,500	7,500	(c)	—	15.37	2/24/2014
	—	10,000	(d)	—	18.55	3/13/2015

(a)	These options were granted on April 21, 2004, and vest over five years, 25% after the second anniversary of the grant date and 25% on each of the next three anniversaries of the grant date.
(b)	These options were granted on September 13, 2004, and vest over five years, 25% after the second anniversary of the grant date and 25% on each of the next three anniversaries of the grant date.
(c)	These options were granted on February 26, 2007, and vest equally over four years on the anniversary of the grant date.

(d)	These options were granted on March 14, 2008, and vest equally over four years on the anniversary of the grant date.
(e)	These options were granted on August 3, 2007, and vest equally over four years on the anniversary of the grant date.
(f)	These options were granted on August 1, 2008, and vest equally over four years on the anniversary of the grant date.
(g)	These options were granted on February 3, 2003, and vested during 2007 after meeting certain revenue and operating margin targets.
(h)	These options were granted on November 10, 2004, and vest over five years, 25% after the second anniversary of the grant date and 25% on each of the next three anniversaries of the grant date.

Option Exercises and Stock Vested Table

No named executive officer exercised options during 2008. NCI has not granted stock awards to any named executive officer.

Executive Employment Contracts and Potential Payments upon Termination or Change in Control

We do not have employment or severance agreements with any of our executives. Therefore, NCI does not have a predetermined termination or change of control compensation plan in place at this time for any of its named executive officers.

DIRECTOR COMPENSATION

The Compensation Committee periodically evaluates the types, mix, and total compensation of the Company’s outside directors. The Committee considers the amount of time devoted to Company activities as well as peer and similarly sized and situated companies’ director compensation. The Committee has solicited and received feedback from the CEO, Chairman of the NCI Governance Committee, and others in making their determinations.

Cash Compensation

We pay each non-employee director fees according to the following schedule. The annual director and committee chair fees are paid quarterly.

Fees
Annual Retainer	$25,000
Audit Committee Chair	6,000
Compensation Committee Chair	4,000
Governance Committee Chair	2,500
Mergers and Acquisitions Chair	2,500
Board of Directors Meetings	1,500
Committee Meetings	1,500

Stock Compensation

During August 2008, the Compensation Committee authorized a grant of 4,000 shares of non-qualified stock options of Class A common stock to each non-employee director. The options vest equally over three years on the anniversary of the grant date.

Other Compensation

No member of the Board was paid any compensation for his service as a director other than the standard compensation arrangements for directors described above. However, non-employee directors are reimbursed out-of-pocket expenses related to Board of Director functions.

Directors Compensation Table

Name	Fees Earned ($)	Stock Awards ($)	Option Awards * ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	Other Compensation ($)	Total Compensation ($)
James P. Allen	$49,000	—	$17,173	—	—	—	$66,173
John E. Lawler	45,500	—	17,173	—	—	—	62,673
Paul V. Lombardi	47,000	—	17,173	—	—	—	64,173
J. Patrick McMahon	37,000	—	17,173	—	—	—	54,173
Gurvinder P. Singh	31,000	—	29,483	—	—	—	60,483
Stephen L. Waechter	36,500	—	26,959	—	—	—	63,459
Daniel R. Young	35,500	—	17,173	—	—	—	52,673

*	The amounts represent the expense recognition in connection with awards made during our year ended December 31, 2008 and prior years in accordance with SFAS No. 123(R).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Dated as of April 30, 2009

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Paul V. Lombardi, Jr., Chairman

James P. Allen

Daniel R. Young

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

During 2008, we purchased services from Net Commerce Corporation, a government contractor, which is wholly owned by Rajiv Narang, the son of Charles K. Narang, our founder, Chairman, and Chief Executive Officer. Under the subcontractor arrangement, Net Commerce provides IT support services as a small business provider. During 2008, approximately $552,000 was paid to Net Commerce under this agreement. As of December 31, 2008, there was approximately $44,000 in accounts payable outstanding related to this contract.

The Company rents office space from Gur Parsaad Properties, Ltd., which is controlled by Dr. Gurvinder Pal Singh, a previous stockholder of Karta Technologies, Inc. (Karta), which we acquired during 2007, and who is now a member of our Board of Directors. The lease is for approximately 41,000 square feet at $14.00 per square foot with annual escalation and shared common area operating expenses. The lease expires on June 30, 2012. The lease was signed as of June 27, 2007, in conjunction with the purchase of Karta. For the year ended as of December 31, 2008, NCI has paid approximately $886,000 in rent under the lease.

During June, 2007, the Company entered into a Stock Purchase Agreement to purchase 100% of the outstanding shares of Karta Technologies, Inc. This Agreement included certain indemnifications from the selling shareholders. Dr. Gurvinder Pal Singh, a member of the NCI Board of Directors was one of the selling shareholders of Karta. At the time of the purchase, an escrow account was established to pay for indemnification claims. As of December 31, 2008, the Company had no outstanding claims.

Employee Relationships

NCI employs Mr. Christopher C. Glasgow, son of Mr. Terry W. Glasgow, our President and a director, as a Senior Program Manager. Mr. Christopher C. Glasgow earned approximately $154,000 in salary and bonus for 2008.

NCI employs Mr. Richard O. Bjornaas, spouse of Ms. Judith L. Bjornaas, our Executive Vice President and Chief Financial Officer, as a Director of Management Information Systems. Mr. Richard O. Bjornaas earned approximately $135,000 in salary and bonus for 2008.

In addition, certain of our other executive officers have relatives who work for us. In all these cases, the amount of annual compensation paid to each such family member for 2008 was less than $120,000.

Related Transaction Approval Policy

The Audit Committee is charged with monitoring and reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

Independent Registered Public Accounting Firm For 2009

The Audit Committee has selected the firm of Ernst & Young LLP as the NCI, Inc. independent registered public accounting firm for 2009. Ernst & Young LLP has served as the NCI, Inc. independent registered public accounting firm since the 2000 year-end audit. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by law, by the Company’s bylaws, or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for 2008 and 2007 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2008	2007
Audit Fees (1)	$752,500	$740,000
Audit-Related Fees (2)	2,925	149,500
Tax Fees (3)	—	35,000
All Other Fees	—	—

(1)	Audit fees principally include those for services related to the annual audit of the consolidated financial statements, the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and services that are normally provided in connection with regulatory filings or engagements.
(2)	Audit-related fees include those services related to consultation on accounting matters and due diligence in connection with acquisitions and divestitures.
(3)	Tax fees principally include services related to state and local tax compliance and tax advisory matters. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries.

Audit, Audit-Related, and Non-Audit services provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to a policy of the Company regarding the Pre-Approval of Audit and Non-Audit Services. The Audit Committee monitors audit services engagements; reviews such engagements at least quarterly; and approves any changes in the terms, conditions, fees, or scope of such engagements. The Audit Committee has pre-approved certain services, including the following:

•	Services associated with periodic reports and other documents filed with the SEC

•

Consultations and assistance related to accounting, financial reporting or disclosure matters, and the actual or potential impact of final or proposed rules, standards of interpretation by the SEC, FASB, or other regulatory or standard-setting bodies

•	Audit-related services

•	Tax services.

The following services require specific pre-approval of the Audit Committee: annual audit services engagement, terms and fees, including required quarterly reviews, and report on internal controls over financial reporting.

In accordance with SEC rules and regulations, the following services will not be provided by the independent registered public accounting firm:

•	Bookkeeping or other services related to the accounting records or financial statements of the Company

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser, or investment banking services

•	Legal services

•	Expert services unrelated to the audit.

All fees paid for 2008 were pre-approved by the Audit Committee.

Each year, the independent registered public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee and the appointment of the independent registered public accounting firm is presented to the stockholders for ratification. The Audit Committee of the Board of Directors believes that the provision of services by Ernst & Young LLP is compatible with maintaining such auditor’s independence.

During the course of the year and in accordance with this policy, the Audit Committee will evaluate known potential engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law, and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DEADLINE FOR STOCKHOLDER PROPOSALS

Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received by the Secretary of the Company at our principal executive office at 11730 Plaza American Drive, Suite 700, Reston, Virginia 20190, not later than December 31, 2009, for inclusion in the proxy statement for that meeting. Under our Bylaws, a stockholder must comply with certain procedures to nominate persons for election to the Board of Directors or to propose other business to be considered at an Annual Meeting of stockholders. These procedures provide that stockholders desiring to make nominations for Directors and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company not less than 45 days or more than 75 days before the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of stockholders. In the case of proposals for the 2010 Annual Meeting of Stockholders, the Secretary of the Company must receive notice at our principal executive office in Reston, Virginia not earlier than February 13, 2010, and not later than March 16, 2010 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by December 31, 2009). If the 2010 Annual Meeting of Stockholders is not held within 30 days of the anniversary of the 2009 Annual Meeting of Stockholders, the Secretary of the Company must receive notice of any proposal at our principal executive office in Reston, Virginia no later than the later of the 90th day before the 2010 Annual Meeting of Stockholders or the 10th day following the day on which the public announcement of the 2010 Annual Meeting of Stockholders was made.

Generally, such stockholder proposal must comply with all the requirements of Rule 14a-8 as promulgated under the Exchange Act. In addition, any such proposal must set forth (i) as to each nominee for Director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as Directors under the proxy rules of the SEC; (ii) as to any other business, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of the stockholder (as they appear in the Company’s books) and beneficial owner, (b) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and the beneficial owner, and (c) whether either the stockholder or the beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting stock required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting stock to elect the nominee or nominees.

Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (a) assuming the meeting is held within 30 days of the anniversary of the 2009 Annual Meeting of Stockholders we receive notice of such proposal by the later of the 45th day before such Annual Meeting and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

ADDITIONAL INFORMATION

Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, officers, and certain persons who own more than 10% of our common stock to file with the Securities and Exchange Commission reports concerning their beneficial ownership of our equity securities. These persons are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the copies of such forms received by us from our Directors, officers, and greater than 10% beneficial owners, all these reports were filed on a timely basis with the exceptions listed below. We believe that all directors and officers of NCI, Inc. subject to Section 16(a) reporting are current in their reporting obligations thereunder. Messrs. Allen, Lawler, Lombardi, McMahon, Singh, Waechter, Young, and Parker did not timely file their respective Form 4s following the August 2008 options grant.

By Order of the Board,

Charles K. Narang
Chairman and Chief Executive Officer

Reston, Virginia

April 30, 2009

Appendix A

NCI, Inc.

Amended and Restated

2005 Performance

Incentive Plan

NCI, INC.

AMENDED AND RESTATED

2005 PERFORMANCE INCENTIVE PLAN

SECTION 1—PURPOSE; DEFINITIONS

The name of the Plan is the NCI, Inc. 2005 Performance Incentive Plan (the “Plan”). The Plan is intended to provide an additional means for NCI, Inc. and its Related Entities (the “Company”) to attract and retain key personnel, including senior executives, directors, managers and technical staff upon whose judgment, initiative and efforts the Company depends for the successful conduct of its business and to encourage and enable such persons to acquire a proprietary interest in the Company.

For purposes of the Plan, the following terms are defined as set forth below:

a.	“Annual Incentive Award” means an Incentive Award made pursuant to Section 5(a)(v) with a Performance Cycle of one year or less.

b.	“Awards” mean grants under this Plan of Incentive Awards, Stock Options, Stock Appreciation Rights, Restricted Stock or Other Stock-Based Awards.

c.	“Board” means the Board of Directors of the Company.

d.	“Cause” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment agreement between the Participant and the Company or a Related Entity or, in the absence of any such agreement, such term shall mean (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any violation or breach by the Participant of his or her employment agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her non-competition and/or non-disclosure agreement with the Company (or a Related Entity), if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (v) chronic addiction to alcohol, drugs or other similar substances affecting the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

f.	“Commission” means the Securities and Exchange Commission or any successor agency.

g.	“Committee” means the Compensation Committee of the Board or such other committee as may be designated the by the Board to administer the Plan.

h.	“Common Stock” or “Stock” means the Class A Common Stock, par value $.019 per share, of the Company.

i.	“Company” means NCI, Inc., a corporation organized under the laws of the State of Delaware, or any successor thereto.

j.	“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

k.

“Continuous Service” means uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, in any capacity of Employee Director, or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, or Consultant (except as otherwise provided in the Award agreement). At such time as an entity ceases to be a Related Entity, an interruption of Continuous Service shall occur with respect to Participants whose Continuous Service is attributable solely to service with such entity. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

l.	“Director” means a member of the Board or the board of directors of any Related Entity.

m.	“Eligible Persons” means each Executive Officer of the Company (as defined under the Exchange Act) and other officers, Directors and Employees of the Company or of any Related Entity, and Consultants with the Company or any Related Entity. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

n.	“Employee” means any person, including an officer, who is an employee of the Company or any Related Entity. Service as a director to the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company or any Related Entity.

o.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

p.	“Fair Market Value” of a share of the Stock on any given date means the fair market value of a share of Stock determined in good faith by the Committee by application of a reasonable valuation method; provided, however, that unless otherwise determined by the Committee (i) if the Stock is admitted to trading on a national securities exchange or The NASDAQ Stock Market, the Fair Market Value on any date shall be the closing price reported for the Stock on such exchange or system for such date or, if no sales were reported for such date, for the last date preceding the date for which such a sale was reported or (ii) if the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and the low asked prices for the Stock for the day of determination.

q.	“Incentive Award” means any Award that is either an Annual Incentive Award or a Long-Term Incentive Award.

r.	“Incentive Stock Option” means any Stock Option that complies with Section 422 of the Code and is not intended by the Committee to be a Non-Qualified Stock Option.

s.	“Long-Term Incentive Award” means an Incentive Award made pursuant to Section 5(a)(v) with a Performance Cycle of more than one year.

t.	“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

u.	“Other Stock-Based Award” means an Award made pursuant to Section 5(a)(iv).

v.	“Parent” shall mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

w.	“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

x.	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

y.	“Performance Goals” mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code shall be based on one or more of the following criteria: specified levels of or increases in the Company’s or a business unit’s return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, operating income, operating margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, revenue, revenue growth, gross margin return on investment, increase in the Fair Market Value of the shares, share price (including but not limited to growth measures and total shareholder return), net income, cash flow, days sales outstanding of accounts receivable, internal rate of return, debt reduction, contract bookings, contract win, renewal, or extension, employee turnover, completion of mergers or acquisitions, business unit forecasting accuracy, cost control, cash management, customer satisfaction, or staff hiring.

z.	“Plan” means this NCI, Inc. 2005 Performance Incentive Plan, as amended from time to time, including the Amended and Restated 2005 Performance Incentive Plan.

aa.	“Publicly Held Corporation” shall mean a publicly held corporation as that term is used under Section 162(m)(2) of the Code.

bb.	“Related Entity” means shall mean any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

cc.	“Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

dd.	“Restricted Stock” means an Award of shares of Common Stock pursuant to Section 5(a)(iii).

ee.	“Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market value, on the date such value is determined, over the Award’s exercise or grant price, if any. A Stock Appreciation Right shall be granted with a grant or exercise price which is not less than the Fair Market Value per share of Common Stock on the date of grant unless the Committee issues the Stock Appreciation Right with terms which are intended to comply with Section 409A of the Code.

ff.	“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 5(a)(ii).

gg.	“Stock Option” means an option granted pursuant to Section 5(a)(i).

hh.	“Subsidiary” means mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other that the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ii.	“Ten Percent Stockholder” means a person owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary. A person shall, in accordance with Section 424(d) of the Code, be considered to own any voting stock owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors and lineal descendants and any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate, trust or other entity shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries.

SECTION 2—ADMINISTRATION

(a) Authority of the Committee.    The Plan shall be administered by the Committee. At any time that the Company is a Publicly Held Corporation, (i) the membership of the Committee shall be constituted so as to comply with the then applicable requirements for “non-employee directors” under Rule 16b-3 of the Exchange Act, (ii) to the extent required by the rules of the exchange or market on which the Company’s Stock is listed or traded, “independent” within the meaning of such rules; and (iii) at such times as an Award under the Plan by the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards and administration of the Awards by a committee of “outside directors” is required to receive such relief) “outside directors” within the meaning of Section 162(m) of the Code. The Committee shall have the authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person in a manner consistent with the treatment of other Eligible Persons.

(b) Manner of Exercise of Committee Authority.    Unless otherwise determined by the Board, any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 9 hereof, or other persons claiming rights from or through a Participant, and stockholders. Except as otherwise provided in this Plan, the express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee in its discretion and consistent with applicable law and regulation, may delegate to officers of the Company, the authority, subject to such terms as the Committee shall determine, to perform its administrative functions under the Plan. Notwithstanding the foregoing, the Committee shall not delegate its authority to grant and administer Awards to Participants who are subject to the rules of Section 16 of the Exchange Act, to Participants with respect to which the delegation would not comply with the rules of an exchange or market on which the Company’s Stock listed or traded or with respect to any Award intended by the Company to be exempt under Section 162(m) of the Code. The Committee may appoint agents to assist it in administering the Plan.

(c) Board’s Authority.    Except as otherwise provided in this Plan, the Board may exercise any power or authority granted to the Committee under this Plan. During the period that the Company is a Publicly Held Corporation, the Board shall not exercise any power or authority of the Committee if and to the extent the Board deems it necessary or advisable to comply with Rule 16b-3 of the Exchange Act or Code Section 162(m).

(d) Binding Decisions.    Any and all determinations by the Committee, including, without limitation, any findings of fact or interpretation or construction of any provision of the Plan or any Award agreement, shall be final and binding on all persons, unless determined otherwise by the Board. Any and all determinations of the Board, including, without limitation, any findings of fact or any interpretations or construction of any provision of the Plan or any Award agreement shall be final and binding on all persons, including the Committee.

SECTION 3—ELIGIBILITY

Participants in the Plan will be such officers, Directors, Employees, and Consultants of the Company or a Related Entity who are responsible for or contribute to the management, growth, profitability or success of the Company and/or any Related Entity as are selected from time to time by the Committee, in its sole discretion. Directors who are not Employees of the Company are eligible to participate in the Plan.

(a) Incentive Stock Options.    Incentive Stock Options may only be issued to Employees of the Company or any Parent or Subsidiary of the Company. Incentive Stock Options may be granted to officers or Directors provided they are also Employees of the Company. Payment of a Director’s fee shall not be sufficient to constitute employment by the Corporation.

(b) Non-Qualified Options.    The provisions of Section 3(a) shall not apply to any option designated as a “Non-Qualified Stock Option” or which sets forth the intention of the parties that the option be a Non-Qualified Option, or which otherwise does not satisfy the requirements of an Incentive Stock Option under Section 422 of the Code.

(c) Limitation on Awards of Non-Qualified Stock Options and Stock Appreciation Rights.    Non-Qualified Stock Options and SARs may only be issued to individuals who are officers, Directors, employees or Consultants to the Company or a Related Entity, but with respect to a Related Entity only to the extent the Stock qualifies as service recipient stock within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii)(E) or its successor of such Related Entity or the Committee awards such Non-Qualified Stock Options or SARs pursuant to terms intended to comply with Section 409A of the Code.

SECTION 4—COMMON STOCK SUBJECT TO PLAN, PER PERSON LIMITATIONS

(a) Shares Available and Limitations on Awards.    Subject to adjustment as provided in Section 4(c) hereof, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards under the Plan is Three Million Five Hundred Thousand (3,500,000)1 shares which shall increase by an additional one hundred thousand shares (100,000) shares of Common Stock as of August 1 of each year following the effective date of the Amended and Restatement of the Plan. If any Award shall terminate, expire, become unexercisable, or be cancelled as to any shares of Common Stock, the unissued or unpurchased shares of Common Stock (or shares subject to an unexercised Stock Appreciation Right) which were subject thereto shall become available for future grant under the Plan. Shares of Common Stock that have been actually issued under the Plan shall not be returned to the share reserve for future grants under the Plan; except that shares of Common Stock issued pursuant to an Award which are repurchased or reacquired by the Company at the original purchase price of such shares (including, in the case shares forfeited back to the Company, no purchase price), shall be returned to the share reserve for future grant under the Plan. Any shares of Common Stock that are withheld by the Company as full or partial payment of withholding taxes shall, to the extent permitted under the rules of the exchange or market on which the Common Stock is listed or traded, be available for future grants under the Plan.

(b) Limitation on Awards.    Subject to adjustment as provided in Section 4(c), no Participant shall be granted Awards representing more than 400,000 shares in any one calendar year. In addition, the maximum Incentive Awards which may be granted to a Participant in any one calendar year is $1,000,000 for each full or partial year in the Performance Cycle applicable to such Award.

(c) Adjustments to Awards.    In the event of any changes in the outstanding shares of Common Stock after the effective date of the Plan by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off combination or exchange of shares, repurchase, liquidation, dissolution, or other corporate exchange, any large, special and non-recurring dividend or distribution to stockholders or other similar corporate transaction, the Committee, shall make such substitution or adjustment, if any, as in its discretion it deems to be equitable in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of shares which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares by which annual per-person Award limitations are measured under Section 4(b) or Section 5 hereof; (iii) the number and kind of shares subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash, other Awards or other property in respect of any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Incentive Awards, Annual Incentive Award, and Performance Goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity, or any business unit of the Company or a

[1]	Prior to the Amendment and Restatement in 2009, the number of shares reserved was 3,394,736 (3,157,895 plus 78,947 per year for 2006 through 2008).

Related Entity, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity, or business unit of the Company or Related Entity thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause awards intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify.

(d) Adjustments in the Event of Certain Corporate Transactions.    In the event of a proposed sale of all or substantially all of the Company’s assets or any reorganization, merger, consolidation, or other form of corporate transaction in which the Company does not survive, or in which the shares of Common Stock are exchanged for or converted into securities issued by another entity, then the successor or acquiring entity or an affiliate thereof may, with the consent of the Committee or the Board, assume each outstanding Award or substitute an equivalent option or right. If the successor or acquiring entity or an affiliate thereof, does not cause such an assumption or substitution, then each Award shall terminate upon the consummation of sale, merger, consolidation, or other corporate transaction.

SECTION 5—AWARDS

(a) General.    The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards. To the extent provided by the Committee an Award shall be subject to attainment of one or more Performance Goals.

(i) STOCK OPTIONS. A Stock Option represents the right to purchase a share of Stock at a predetermined grant price. Stock Options granted under this Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options, as specified in the Award agreement. The term of each Stock Option shall be set forth in the Award agreement, but no Incentive Stock Option shall be exercisable more than ten years after the grant date. The exercise price per share of Common Stock purchasable under an Incentive Stock Option shall be not less than 100% of the Fair Market Value on the date of grant. Except for the grant of a Non-Qualified Stock Option under terms which comply with the rules of Action 409A of the Code, the exercise price per share of Common Stock purchasable under a Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value on the date of grant. The Committee may not without the approval of the stockholders of the Company lower the exercise price of an outstanding Option, whether by amending the exercise price of the outstanding Option or through cancellation of the outstanding Option and reissuance of a replacement or substitute Option; provided that stockholder approval shall not be required for adjustments made in connection with the event, described in Section 4(c) and (d). Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). As determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the optionee valued at the Fair Market Value on the date the Stock Option is exercised; provided, however, that such Common Stock shall not have been acquired within the preceding six (6) months upon the exercise of a Stock Option or stock unit or similar Award granted under the Plan or any other plan maintained at any time by the Company or any Related Entity, unless otherwise determined by the Committee. The Committee shall otherwise determine the time or times at which and the circumstances under which a Stock Option may be exercised in whole or in part and the methods by which such exercise price may be paid or deemed to be paid, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(ii) STOCK APPRECIATION RIGHTS. An SAR represents the right to receive a payment, in cash, shares of Common Stock or both (as determined by the Committee), equal to the Spread Value on the date the SAR is exercised. The grant price per share subject to an SAR shall be set forth in the applicable Award agreement and shall be not less than 100% of the Fair Market Value on the date of grant. Subject to the terms of the applicable Award agreement, an SAR shall be exercisable, in whole or in part, at such time and in accordance with such rules as are provided in the Award agreement.

(iii) RESTRICTED STOCK. Shares of Restricted Stock are shares of Common Stock that are awarded to a Participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement. Awards of Restricted Stock may, if so determined by the Committee, be issued as performance based awards under Section 162(m) of the Code subject to attainment of the Performance Goals for the Award. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period, The Restricted Period shall be no less than one year, unless otherwise determined by the Committee. Except as provided in this subsection (iii) and in the applicable Award agreement, a participant holding Restricted Stock shall have all the rights of a holder of Common Stock, including the rights to receive dividends and to vote during the Restricted Period. Dividends with respect to Restricted Stock that are payable in Common Stock shall be paid in the form of Restricted Stock.

(iv) OTHER STOCK-BASED AWARDS. Other Stock-Based Awards are Awards, other than Stock Options, SARs or Restricted Stock, that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, without limitation, restricted share units and deferred shares, shares awarded as a bonus or in lieu of other rights to compensation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, and Awards valued by reference to the book value of shares or the value of securities of or the performance of specified subsidiaries. The vesting, forfeiture, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (iv) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award will be not less than 100% of the Fair Market Value on the date of grant. Other Stock-Based Awards may, if so determined by the Committee, be issued as performance based awards under Section 162(m) of the Code subject to attainment of the Performance Goals established for the Award.

(v) INCENTIVE AWARDS. Incentive Awards are performance-based Awards that are denominated in U.S. currency. Incentive Awards shall either be Annual Incentive Awards or Long Term Incentive Awards. Incentive Awards may be issued as performance based awards under Section 162(m) of the Code, subject to attainment of the Performance Goals established for the Award.

(b) Incentive Stock Option Restrictions.    To the extent the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under the Plan and any other plan of the Company (and any Parent or Subsidiary) become exercisable for the first time by an optionee during any calendar year exceed $100,000, the Options are not Incentive Stock Options. If an Incentive Stock Option is granted to a person who is deemed to be a Ten Percent Stockholder, the exercise price per share shall not be less than 110% of the Fair Market Value of a share on the date of grant and the term of the Option shall not exceed five (5) years from the grant date. Incentive Stock Options may be granted only to employees of the Company or a Parent or Subsidiary. To the extent that any Stock Option exceeds these restrictions, it shall constitute a Nonqualified Stock Option.

(c) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, by assumption of, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, assumed, substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award, and notwithstanding any provision of the Plan (other than the maximum number of shares of Common Stock that may be issued under the Plan) the terms of such assumed, substitute or exchange awards shall be as the Committee deems appropriate. The Committee may require payment of other consideration for Awards, including such amounts as may be required to comply with requirements under the applicable state Corporation Law upon the issuance of Restricted Stock.

(d) Cancellation of Options and SARs.    Unless otherwise provided in the Award agreement, the Board, in its sole discretion, may at any time, by giving written notice to the Participant, cancel any outstanding Option or SAR and instead pay to the Participant to whom the Option or SAR was granted, or his estate if the Participant is deceased, an amount equal to the excess, if any, of (1) the Fair Market Value, of the shares with respect to which the Option or SAR otherwise would have been exercisable as of the effective date of the cancellation, over (2) the option price or grant price for such shares. Any determination of Fair Market Value by the Board shall be binding and conclusive on all parties unless shown to have been made in an arbitrary and capricious manner.

(e) Repurchase Rights.    The Committee shall have the discretion to grant Options that are exercisable for unvested shares of Common Stock. Should the Optionee’s Continuous Service cease while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting for the purchased shares) shall be established by the Committee and set forth in the Award agreement evidencing the Option.

SECTION 6—PLAN AMENDMENT AND TERMINATION

The Board may amend, alter, suspend, discontinue or terminate the Plan or an outstanding Award without stockholder approval at any time, provided, however, that with respect to any amendment that (i) increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) changes the class of employees eligible to receive Incentive Stock Options or (iii) stockholder approval is required by the terms of any applicable law, regulation, or rule, including, without limitation, any rule of exchange or market in which the Company’s stock is listed or traded, each such amendment shall be subject to the approval of the stockholders of the Company within twelve (12) months of the date such amendment is adopted by the Board. Except as set forth in any Award agreement, no amendment or termination of the Plan or an outstanding Award may materially and adversely affect an outstanding Award under the Plan without the Award recipient’s consent, provided, however, that an amendment that may cause an Incentive Stock Option to become a Non-Qualified Stock Option, and any amendment that is required to comply with the rules applicable to Incentive Stock Options or to comply with applicable tax law requirements to provide a Participant or the Company with the intended tax consequences of an Award, shall not be treated as adversely affecting the rights of the Participant.

SECTION 7—PAYMENTS AND PAYMENT DEFERRALS

Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards other than Stock Options and SARs. Any such required or permitted deferral shall be made in accordance with such rules and procedures as the Committee may establish and in accordance with the rules of Section 409A of the Code. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents.

SECTION 8—DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee, in its’ sole discretion, may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account for deferred payment to the Participant. No right to receive payment of a dividend equivalent with respect to a Stock Option or SAR shall be contingent on the Participant’s exercise of the Stock Option or SAR. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Common Stock or Common Stock equivalents.

SECTION 9—TRANSFERABILITY

Unless otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution, and Options may be exercised during the lifetime of the Participant only by the Participant (or the Participant’s guardian or legal representative). The foregoing notwithstanding, the Committee, in its’ sole discretion, may provide that any Award or right under an Award, other than an Incentive Stock Option and any Award in tandem therewith, shall be transferable, including for purposes of estate-planning transfers to a Participant’s immediate family members (i.e., spouse, children, grandchildren, or siblings, and including the Participant), to trusts for the benefit of such immediate family members, and to partnerships in which such family members and family trusts are the partners, or for any other purpose deemed by the Committee to be not inconsistent with the purposes of the Plan, and subject to such terms and conditions as may be specified by the Committee.

SECTION 10—AWARD AGREEMENTS

Each Award under the Plan shall be evidenced by a written agreement (which need not be signed by the recipient unless otherwise specified by the Committee) that sets forth the term conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, dividend rights, transferability and the provisions applicable in the event the recipient’s employment terminates. The Committee may amend an Award agreement, provided that no such amendment may materially and adversely affect an Award without the Award recipient’s consent, except as permitted under Section 6 hereof. Award agreements need not be identical.

SECTION 11—UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 12—GENERAL PROVISIONS

(a) The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange or quotation system upon which the Common Stock is then listed or quoted, as the case may be, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in this Plan shall prevent the Company or any Related Entity from adopting other or, additional compensation arrangements for its Employees, Directors or other persons eligible for Awards hereunder it.

(c) The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall interfere in any way with the right of the Company or any Related Entity to terminate the employment of any Employee at any time.

(d) No Employee, Participant or other person shall have any right to be granted an Award. The grant of an Award to a director shall not confer any right on such Director to continue as a Director of the Company, and the grant of an Award to a Consultant shall not confer any right on such Consultant or a business entity of which such Consultant is a principal to continue as a Consultant.

(e) To the extent required by federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any minimum required statutory federal, state and/or local withholding obligations that arise by reason of the granting or exercise of an Award or any sale of shares of Common Stock acquired pursuant to Awards, which obligations may consist of any consideration and method of payment acceptable to the Committee. In addition, tax withholding obligations that arise by reason of an Option exercise may be satisfied by the Company’s withholding of Shares subject to the Option but only in the amount up to the minimum prescribed statutory withholding amount. The ability to use shares as payment for any tax liability will be subject to any limitations or restrictions imposed under the Sarbanes-Oxley Act of 2002.

(f) Neither the adoption of the Plan by the Board, its submission to the Stockholders of the Company for approval, nor the making of any Award hereunder shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m).

(g) The Company shall not be required to issue fractional shares pursuant to the Plan. The Committee may provide for elimination of fractional shares or the settlement of such fraction shares in cash.

(h) Headings are given to the Sections of the Plan solely as a convenience to facilitate reference, and shall not be used in interpreting, construing or enforcing any provision hereof. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law. To the extent that any provision of the Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of the Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of the Plan.

(i) In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Related Entity outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders of the Company.

SECTION 13—INDEMNIFICATION OF THE BOARD

In addition to such other rights or indemnifications as they may have as Directors or otherwise, and to the extent allowed by applicable law, the members of the Board and the Committee shall be indemnified by the Company against the reasonable expenses, including attorney fees, actually and necessarily incurred in connection with the defense of any claim, action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken, or failure to act, under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by them in settlement thereof (provided the settlement is approved by independent legal counsel selected by the Company or paid by them in satisfaction of a judgment in any such claim, action, suit or proceeding, except in any case in relation to the matters as to which it shall be adjudged in such claim, action, suit or proceeding that hew Board of Committee member is liable for negligence or misconduct in the performance of his or her duties, provided that within thirty (30) days after institution of any such action, suit or Board proceeding the member involved shall offer the Company, in writing, the opportunity at its own expense to handle and defend the same.

SECTION 14—GOVERNING LAW

The Plan and all determinations made and action taken pursuant to it, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

SECTION 15—EFFECTIVE DATE

Subject to the approval of the Plan by the shareholders of the Company prior to twelve (12) months following the date of grant of the first Award hereunder, this Plan shall be deemed effective as of April 17, 2009, the date it was adopted by the Board. The Plan shall expire on the tenth (10th) anniversary of such effective date, subject to earlier termination by the Board but such expiration shall not affect the validity of outstanding Options, provided that, upon approval by the shareholders of the Company of the Amendment and Restatement of the Plan, the Plan shall expire on the tenth (10th) anniversary of the date the Amendment and Restatement is adopted by the Board.

/s/ Michele R. Cappello
Michele R. Cappello Secretary of the Corporation

NCI, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS—JUNE 10, 2009

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of NCI, Inc. hereby appoints Messrs. Charles K. Narang and Terry W. Glasgow, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of NCI, Inc. to be held at the Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia 20191, on Wednesday, June 10, 2009 at 10 a.m. local time.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1; AND “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN IN PROPOSAL 2; AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP IN PROPOSAL 3, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

These proxy materials and our annual report are available at http://materials.proxyvote.com/62886K.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

NCI, INC.

The Board of Directors recommends a vote “FOR ALL NOMINEES” for directors in proposal 1, “FOR” proposal 2, and “FOR” proposal 3.

Please sign, date, and return promptly in the enclosed envelope.

Please mark your vote in blue or black ink as shown here    ■

1.	PROPOSAL 1—Election of Directors

❒ FOR all nominees

❒ WITHHOLD AUTHORITY for all nominees.

❒ FOR ALL EXCEPT (See instructions below).

NOMINEES:

❒ Charles K. Narang	❒ J. Patrick McMahon
❒ Terry W. Glasgow	❒ Gurvinder P. Singh
❒ James P. Allen	❒ Stephen L. Waechter
❒ John E. Lawler	❒ Daniel R. Young
❒ Paul V. Lombardi

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here ■

2.	PROPOSAL 2—THE APPROVAL OF THE AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

❒ FOR	❒	AGAINST	❒	ABSTAIN

3.	PROPOSAL 3—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

❒ FOR	❒	AGAINST	❒	ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1, 2, and 3 are fully explained.

PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

Signature:	Signature (if held jointly):	Date:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.